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                               Exhibit 4(v)

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                MASTER COLLATERAL SECURITY AND NETTING AGREEMENT

          MASTER COLLATERAL SECURITY AND NETTING AGREEMENT, dated as of December 12, 1994, between Nomura Securities International, Inc. ("NSI") and Nomura Asset Capital Corporation (individually an "NSI Company" and collectively "NSI Companies") on the one hand, and CRIIMI MAE Inc. (formerly known as CRI Mortgage Insured Association, Inc.) (together, "Counterparty"), on the other hand. All of the NSI Companies together are also referred to herein as the "NSI Group".

          WHEREAS, in order to induce each NSI Company and Counterparty to enter into future transactions and agreements and maintain existing transactions and agreements with each other including, without limitation, extensions of credit, purchases and sales of securities and whole loans, repurchase and reverse repurchase transactions of securities and whole loans, securities loans and borrows, dollar rolls, interest rate and currency exchange transactions (including, but not limited to, swaps, caps and floors), futures and options on futures transactions, secured loan transactions, certificates of deposit, underwriting agreements and agreements for advisory services (collectively "Transactions"), Counterparty and each NSI Company desire to enter into this Master Collateral Security and Netting Agreement.

          NOW, THEREFORE, Counterparty and each NSI Company agree as follows:

          1. Counterparty hereby grants to each member of the NSI Group a continuing security interest in and first lien on




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all of its respective securities, notes, mortgages, instruments, financial assets, monies or other property and all distributions thereon and proceeds thereof, whenever the same is held or carried by or for such member by a member of the NSI Group or any of such member's agents (collectively the "Collateral") or pledged, lent or sold in a Transaction by Counterparty to any member of the NSI Group. The Collateral secures the payment and performance of any and all obligations and liabilities of Counterparty to each member of the NSI Group now or hereafter existing (including without limitation obligations and liabilities under Transactions) whether matured, unmatured, liquidated, unliquidated, fixed or contingent (together with interest at the rate provided under any agreement evidencing the same (or if not so provided at a commercially reasonable rate) collectively the "Secured Obligations").

          2.   In the event (collectively an "Event of Default")

               (i) Counterparty (or any receiver, trustee, conservator, liquidator, legal custodian or similar official appointed for such party or any of its property) defaults under, or breaches, disaffirms or repudiates, any agreement or any Transaction with a member of the NSI Group;

               (ii) Counterparty becomes insolvent or a debtor under any bankruptcy, reorganization or similar law or regulations; or

               (iii) a receiver, trustee, conservator, liquidator, legal custodian or similar official is appointed for Counterparty or any of its property




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then each member of the NSI Group shall have, in addition to the rights and remedies of a secured creditor under the New York Uniform Commercial Code then in effect and such other rights and remedies as may be provided by law, regulation or agreement (in all cases without notice to Counterparty) to

               (i) accelerate the maturity of any obligation or liability of Counterparty in connection with any such Transaction and to immediately cancel, liquidate or terminate any Transaction and any related agreement between any such member and any member of the NSI Group,

               (ii) sell, at private or public sale, any Collateral and to apply the proceeds thereof against any Secured Obligations of Counterparty, or retain and apply any Collateral in satisfaction of any such Secured Obligations, and

               (iii) offset, net and recoup (a) securities, notes, mortgages, monies, or other property due from any member of Counterparty to any member of the NSI Group, (b) any claims by Counterparty against any member of the NSI Group and any obligations or liabilities of any member of the NSI Group to Counterparty, or (c) any obligations or liabilities of Counterparty to any member of the NSI Group (including, without limitation, in connection with Transactions) against any Secured Obligation of Counterparty.

          3. Each of the parties hereto acknowledge that (i) the parties have or may have entered into and may continue to enter into many repurchase and reverse repurchase transactions, securities loans and borrow, dollar rolls and purchase and sales of U.S.



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government or agency securities and whole loans "Capital Markets Transactions")
which have identical termination, repurchase, maturity or settlement dates or have been and will be effected on an open or overnight basis and (ii) all Capital Markets. Transactions have been and will be entered into, among other things, in consideration of each other. In this regard, with respect to Capital Markets Transactions having identical maturity, termination, repurchase and settlement dates or effected on an open or overnight basis, at such times as the parties may mutually agree upon, any member of the NSI Group may aggregate, set-off and net any Collateral, or the value thereof, required to be delivered by Counterparty on the relevant maturity, termination, repurchase and settlement date or date upon which any Capital Markets Transaction effected on an overnight basis or open basis is settled or terminated, as the case may be. Thereupon, the only delivery obligation of any of the parties in connection with such Capital Markets Transactions will be for the parties to deliver such Collateral or a net cash payment, as the case may be, as may be required after giving effect to such aggregation, netting and set-off. The method by which the parties hereto will value such Collateral for such netting and set-off purposes will be determined by the NSI Companies in the commercially reasonable exercise of their discretion. It is further agreed that with respect to Capital Markets Transactions having identical maturity, termination, settlement and repurchase dates or effected on an open or overnight basis, any member of the NSI Group may, at such times as the parties may mutually agree upon, aggregate,



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set-off and net cash required to be paid by any member of the NSI Group to
Counterparty in connection with any such Capital Markets Transaction, on such maturity, termination, settlement or repurchase date, as the case may be, or, in connection with Capital Markets Transactions effected on an overnight or open basis, the date upon which any such Capital Markets Transaction is terminated or settled. Thereupon, with the exception of amounts payable in connection with defaults or events of default, the only payment obligation of the parties to each other in connection with any such Capital Markets Transaction will be for the parties to pay such amount as may be required after giving effect to such aggregation, netting and set-off. Upon making such net payment and/or delivery, as the case may be, and provided that the Collateral subject to such Capital Markets Transaction has been returned properly to the appropriate party respectively and that all other obligations of the parties hereto have been satisfied, each of the parties agrees to reflect on its books and records that such netted Capital Markets transactions have been discharged fully.

          4. THIS COLLATERAL SECURITY AND NETTING AGREEMENT AND EACH AND EVERY OTHER AGREEMENT AND TRANSACTION BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND IN THE EVENT THAT ANY LAWSUIT IS COMMENCED RELATING TO THIS COLLATERAL SECURITY AND NETTING AGREEMENT OR ANY OTHER AGREEMENT OR TRANSACTION THE PARTIES AGREE TO SUBMIT TO THE JURISDICTION OF THE FEDERAL AND STATE COURTS SITUATED IN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK IN


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CONNECTION WITH ANY SUCH DISPUTE.

          5. The rights and remedies granted hereby to the parties are in addition to any rights and remedies, and supersede any limitations on such rights and remedies that are inconsistent herewith, that they may have under any existing or future agreements with the other party unless, in the case of any future agreements, any inconsistent provision therein is stated explicitly to supersede this Master Collateral Security and Netting Agreement. Without limiting the generality of the foregoing, nothing herein shall be construed as a requirement that a party cause Collateral held on account of a particular Transaction to be attributed (in whole or in part) to any other Transaction in determining whether that party is entitled to make a demand or call upon the other party for additional securities, monies or other property under any such other Transaction.

          6. This Master Collateral Security and Netting Agreement may not be amended or modified except in a written instrument executed by NSI and Counterparty. The rights and obligations of the parties under this Master Collateral Security and Netting Agreement and under any transaction or agreement (including any Transaction between the parties) may not be assigned without the prior written consent of the other party and any purported assignment without such consent shall be null and void. Subject to the foregoing, this Master Collateral Security and Netting Agreement shall be binding on the parties and their successors and assigns.

          7.   Each party represents and warrants to the other



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party that it has all requisite power to execute, deliver and perform its obligations under this Master Collateral Security and Netting Agreement; that this Master Collateral Security and Netting Agreement constitutes a legal, valid and binding agreement enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights generally and subject, as to enforceability, to general principals of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); that neither the execution and delivery of this Master Collateral and Security Agreement by the party, nor the performance of its obligations hereunder, (A) conflicts or will conflict with, results or will result in a breach or violation of, or constitutes or will constitute a default under (i) its Articles of Incorporation or By-laws, (ii) the terms of any agreement, obligation or instrument to which it is a party or (iii) any statute, law, decree, order, rule or regulation applicable to it, or (B) requires any authorization, approval, consent, order, filing or other action except such as has previously been obtained.


          IN WITNESS WHEREOF, the undersigned have executed this Master Collateral Security and Netting Agreement as of the 12th day of December, 1994.

NOMURA SECURITIES INTERNATIONAL, INC.




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By:  /s/ John C. Howe
    -----------------------------------
Title:   Managing Director
       --------------------------------


NOMURA ASSET CAPITAL CORPORATION

By:  /s/ John C. Howe
    -----------------------------------
Title:   Managing Director
       --------------------------------

AGREED AND ACCEPTED

CRIIMI MAE INC.


By:  /s/ Cynthia O. Azzara
    -----------------------------------
Title:   Chief Financial Officer
       --------------------------------